Exhibit 99.1
For Immediate Release:

FELCOR EXCEEDS ITS 2006 GOALS - GROWTH PLANS ON TRACK

IRVING, Texas...February 21, 2007 - FelCor Lodging Trust Incorporated (NYSE: FCH) today reported operating results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Results:

•

Adjusted Funds From Operations (“FFO”) was $21.0 million, a $7.6 million increase from the prior year period. Adjusted FFO per share increased to $0.33, compared to $0.21 in the prior year quarter, an increase of 57 percent.

•

Hotel Earnings Before Interest, Taxes, Depreciation and Amortization (“Hotel EBITDA”) increased to $62.3 million, compared to $58.6 million in the prior year quarter, an increase of 6.3 percent. Hotel EBITDA margin was 26.7 percent, representing a 41 basis point improvement to the prior year.

•	Revenue Per Available Room (“RevPAR”) increased 3.4 percent, compared to the same period in 2005. Average Daily Rate (“ADR”) increased 7.7 percent, in line with prior expectations.
•

Displacement as a result of major renovations caused reductions to RevPAR (approximately 3 percent) and Adjusted EBITDA (approximately $3.5 million), which negatively affected Hotel EBITDA margin by approximately 85 basis points.

•	Same-Store EBITDA increased by $7.2 million, to $53.1 million, or 15.7 percent to prior year. Adjusted EBITDA (including sold hotels) remained essentially flat at $59.0 million.
•

Net income was $11.0 million for fourth quarter 2006, a $276.2 million increase over the same period in 2005. Net income applicable to common stockholders was $1.3 million, or $0.02 per share, compared to a net loss applicable to common stockholders of $274.9 million, or $4.62 per share, in the fourth quarter of 2005. Included in the current year net income was a net gain from the sale of hotels of $25.9 million. Included in the prior year net loss was $264.9 million of impairment charges.

Full Year Results:

•	Adjusted FFO was $124.9 million, a $38.9 million increase from the prior year. Adjusted FFO per share increased to $1.98, compared to $1.37 in the prior year, an increase of 45 percent.
•

Hotel EBITDA increased to $292.4 million, compared to $252.8 million in the prior year, an increase of 15.7 percent. Hotel EBITDA margin was 29.5 percent, representing a 182 basis point improvement to the prior year.

•	RevPAR increased 7.8 percent, compared to the same period in 2005. ADR increased 8.5 percent.
•

Displacement as a result of major renovations caused reductions to RevPAR (approximately 1 percent) and Adjusted EBITDA (approximately $8.7 million), which negatively affected Hotel EBITDA margin by approximately 51 basis points.

•

Same-Store EBITDA increased by $39.4 million, to $255.0 million, or 18.3 percent to prior year. Adjusted EBITDA (including sold hotels) increased $20.2 million, to $291.2 million, or 7.5 percent to prior year.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

•

Net income was $51.0 million for the year, a $302.7 million increase over 2005. Net income applicable to common stockholders was $12.3 million, or $0.20 per share, compared to a net loss applicable to common stockholders of $297.5 million, or $5.01 per share, in 2005. A $40.7 million net gain from the sale of hotels was included in current year net income. A $266.8 million impairment charge was included in the prior year net loss.

Operating statistics and Same Store EBITDA are presented for our 83 core hotels. We consider our 11 non-strategic hotels owned at December 31, 2006 to be held for sale and presented in discontinued operations.

Fourth Quarter Highlights:

RevPAR growth remains strong across the portfolio with the exception of those hotels undergoing renovation and our New Orleans hotels. RevPAR increased 8.1 percent excluding displacement from renovations and New Orleans. RevPAR declined 38.3 percent in New Orleans, which impacted our portfolio RevPAR by 210 basis points. Occupancy declined primarily as a result of renovations; however, ADR grew 7.7 percent with double digit increases in a majority of our largest markets. ADR growth in our key markets is accelerating as hotels complete renovation and as we focus on our customer mix and take advantage of industry trends.

We paid a common dividend of $0.25 per share for the fourth quarter of 2006, which represented a $0.05 increase from our third quarter dividend of $0.20.

“Our goal at the beginning of 2006 was to continue the transformation to the New FelCor, and we accomplished all of our objectives for the year. We are ahead of schedule on asset sales, completed our debt reduction plan and increased the dividend twice during 2006. 2006 was a great year for FelCor as the benefits of the portfolio repositioning were evident in the strong operating results. We surpassed our original operating expectations in every category,” said Richard A. Smith, FelCor’s President and Chief Executive Officer. “We are embarking on the next phase of our strategic plan. We believe we have a unique opportunity for significant growth relative to our peers as we execute our internal growth plans including the renovation and redevelopment programs.”

Capital Structure:

At December 31, 2006, we had $1.37 billion of consolidated debt outstanding with a weighted average life of five years, including construction debt on our Royale Palms condominium development of $58.6 million, which we anticipate repaying in the second quarter 2007. At September 30, 2005, when we began our disposition program, we had $1.71 billion of consolidated debt outstanding. Our cash and cash equivalents totaled approximately $124.2 million at December 31, 2006.

In October 2006, we sold $215 million of senior floating rate notes. These notes bear interest at LIBOR plus 1.875 percent and mature in 2011 including extension options. We also finalized a $250 million mortgage facility bearing interest at LIBOR plus 0.93 percent, which we closed in November 2006. Proceeds from these two financings along with cash from hotel sales were used in the fourth quarter to: (i) redeem our $290 million senior floating rate notes due 2011 paying LIBOR plus 4.25 percent interest and $125 million senior notes due 2007 paying 7.625 percent interest; and (ii) repay $129 million of mortgage indebtedness.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

               “We have completed the $400 million debt reduction plan and taken advantage of the strong capital market environment by refinancing $465 million in debt, which lowered our weighted average cost of funds by more than 50 basis points. We now have a stronger and more flexible balance sheet,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer. “This allows us to focus our attention on the remainder of our strategic plan.”

Hotel Disposition Update:

During the year ended December 31, 2006, we sold 31 non-strategic hotels for gross proceeds of $514 million, and in 2007 through the date of this release, we have sold two additional hotels for gross proceeds of $42.7 million. We have now sold 36 of the 45 hotels for total proceeds of approximately $572 million. We currently have nine non-strategic hotels remaining to sell, of which we have three hotels under hard contract, and are in negotiations on the remaining six hotels. We are on target to substantially complete our disposition program in the first part of 2007.

Renovation Program Update:

Improvements and additions to hotels for the fourth quarter, including our pro rata share of joint ventures, totaled $62.1 million for the quarter, and $178.9 million for the year. We completed major renovations at eight of our hotels in 2006. We expect revenue growth in these renovated hotels to substantially exceed the growth in their respective markets in 2007. The budgeted RevPAR growth for these eight hotels is more than double that of the remainder of our core portfolio, and the EBITDA growth is nearly triple that of the remainder of the core portfolio. While displacement is included in these numbers, the budgeted growth, in excess of market gains, represents a 12 percent cash on cash return on the funds spent on customer impact areas, as expected. Customer impact areas represent approximately 75 percent of the renovation dollars spent. We also started renovations at 20 hotels during 2006 that we expect to complete in the first quarter of 2007.

Our Royale Palms condominium project in Myrtle Beach, South Carolina, is scheduled to be completed in the second quarter 2007. At December 31, 2006, the balance on the construction loan was $58.6 million. We have pre sold approximately 98 percent of these condominiums. We currently expect to earn net income of approximately $18 million at the completion of the project, and we expect that between 50 and 60 percent of the condominium units will enter our rental program, which will result in additional continuing income.

2007 Guidance:

Our 2007 guidance assumes that we sell the remaining 11 non-strategic hotels owned at December 31, 2006 in the first part of 2007. Therefore, our operating statistics are shown for our 83 core hotels, and our non-strategic hotels were included in discontinued operations at December 31, 2006. In the past, we have not typically included projections of asset sales in our guidance, but rather have adjusted our guidance as sales occurred. Given the success of our disposition program and the status of the sale negotiations on the remaining nine non-strategic hotels, we have included these sales in our guidance. Consequently, the earnings from these hotels reflect only the earnings through the projected date of sale.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

For 2007, we currently anticipate:

•	RevPAR to increase between 6.5 to 7.5 percent for the full year and approximately 2 percent for the first quarter;
•	Adjusted EBITDA to be between $293 and $300 million for the full year and between $63 and $64 million for the first quarter;
•	Adjusted FFO per share to be between $2.30 and $2.40 for the full year and between $0.42 and $0.44 for the first quarter;
•	Hotel EBITDA margins to increase approximately 30 basis points for the full year; and
•	Capital expenditures of approximately $225 million.

FFO and EBITDA for 2007 are being impacted by the following:

•

The asset sale program is being completed sooner than anticipated, and these proceeds are being redeployed throughout 2007 to complete our renovation program. The opportunity cost of redeployment of asset sale proceeds over the course of 2007 will negatively impact our 2007 EBITDA and FFO. Assuming the renovations at the 64 hotels being completed in 2007, were completed on January 1, 2007, EBITDA and FFO would be higher by an estimated $17.5 million or $0.28 per share. This opportunity cost is based on factoring in returns to be realized on projects that will come back on line throughout the course of 2007, and interest income earned in 2007 on the cash prior to reinvestment.

•

Disruption from renovations is expected to negatively impact EBITDA and FFO by approximately $12.2 million or $0.19 per share, RevPAR by 2 percent, and Hotel EBITDA margin growth by 70 basis points, as we complete renovations at 64 hotels.

•	Included in our FFO and EBITDA guidance is a gain of approximately $18 million or $0.28 per share from the Royale Palms condominium development that will be completed during the second quarter.

“The completion of the Royale Palms project creates an effective bridge for our earnings in a year where displacement and opportunity cost will negatively impact our results,” said Richard A. Smith. “We are pleased with the initial results of the renovation program. Our primary focus this year is to mitigate disruption caused by renovations and assist our hotels in pre-sales efforts so that we can maximize returns on renovations as quickly as possible. We are excited to see the eight hotels that completed renovations in the fourth quarter of 2006 hitting our return expectations. We expect to see significant growth in the latter part of this year and in 2008 as the bulk of our portfolio will be fully renovated.”

EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA, Hotel EBITDA margin, FFO and Adjusted FFO are all non-GAAP financial measures. See our discussion of “Non-GAAP Financial Measures” beginning on page 10 for a reconciliation of each of these measures to our net income and for information regarding the use, limitations and importance of these non-GAAP financial measures.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

We have published our Fourth Quarter and Year End Supplemental Information, which provides additional corporate data, financial highlights and portfolio statistical data for the quarter and year ended December 31, 2006. Investors are encouraged to access the Supplemental Information on our Web site at www.felcor.com, on the Investor Relations page in the “Financial Reports” section. The Supplemental Information also will be furnished upon request. Requests may be made by e-mail to information@felcor.com or by writing to the Vice President of Investor Relations, FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, 75062.

FelCor, a real estate investment trust, is the nation’s largest owner of upscale, all-suite hotels. FelCor’s portfolio is comprised of 92 consolidated hotels, located in 26 states and Canada. FelCor’s portfolio includes 71 upper upscale hotels, and FelCor is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.3 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

We invite you to listen to our 2006 Conference Call on Thursday, February 22, 2007, at 10:00 a.m. (Central Time). The conference call will be webcast simultaneously via FelCor’s Web site at www.felcor.com. Interested investors and other parties who wish to access the call should go to FelCor’s Web site and click on the conference call microphone icon on either the “Investor Relations” or “FelCor News” pages. A phone replay will be available from Thursday, February 22, 2007, at 12:00 p.m. (Central Time), through Thursday, March 22, at 7:00 p.m. (Central Time), by dialing 800-642-1687 (conference ID# 6432871). A recording of the call also will be archived and available at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions, operating risks associated with the hotel business, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased fuel prices and security precautions, the impact that the bankruptcy of additional major air carriers may have on our revenues and receivables, the availability of capital, the ability to effect sales of non-strategic hotels at anticipated prices, the cyclical nature of the real estate markets, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Hotel operating revenue:
Room	$185,491	$177,340	$809,466	$742,882
Food and beverage	34,928	33,710	129,200	121,836
Other operating departments	12,473	11,582	52,293	48,431
Retail space rental and other revenue	10	23	79	1,506
Total revenues	232,902	222,655	991,038	914,655

Expenses:
Hotel departmental expenses:
Room	47,690	46,575	199,283	187,872
Food and beverage	25,249	25,376	97,012	93,136
Other operating departments	5,602	5,503	23,436	22,446
Other property related costs	66,168	63,492	270,301	255,626
Management and franchise fees	11,775	10,801	51,237	45,215
Taxes, insurance and lease expense	27,926	24,928	112,052	104,852
Abandoned projects	33	265	33	265
Corporate expenses	4,778	4,917	23,308	19,025
Depreciation	24,483	21,733	94,579	84,448
Total operating expenses	213,704	203,590	871,241	812,885

Operating income	19,198	19,065	119,797	101,770
Interest expense, net	(24,021)	(31,191)	(110,867)	(121,668)
Hurricane loss	-	(4,172)	-	(6,481)
Charge-off of deferred financing costs	(2,599)	(1,448)	(3,562)	(1,448)
Early extinguishment of debt, net	(12,033)	(4,037)	(12,471)	(4,037)
Gain on swap terminations	1,715	-	1,715	-
Loss before equity in income from unconsolidated entities, minority interests and gain (loss) on sale of assets	(17,740)	(21,783)	(5,388)	(31,864)
Equity in income from unconsolidated entities	1,829	1,941	11,537	10,169
Minority interests	867	1,799	2,508	4,310
Gain (loss) on sale of assets	-	-	(92)	469
Income (loss) from continuing operations	(15,044)	(18,043)	8,565	(16,916)
Discontinued operations	26,030	(247,167)	42,480	(234,699)
Net income (loss)	10,986	(265,210)	51,045	(251,615)
Preferred dividends	(9,691)	(9,679)	(38,713)	(39,408)
Issuance costs of redeemed preferred stock	-	-	-	(6,522)
Net income (loss) applicable to common stockholders	$1,295	$(274,889)	$12,332	$(297,545)

Basic and diluted per common share data:
Loss from continuing operations	$(0.40)	$(0.47)	$(0.50)	$(1.06)
Net income (loss)	$0.02	$(4.62)	$0.20	$(5.01)
Basic and diluted weighted average common shares outstanding	61,268	59,453	60,734	59,436

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Discontinued Operations

(in thousands)

Discontinued operations include the results of operations of 11 hotels held for sale at December 31, 2006, 11 hotels disposed of in the fourth quarter, eight hotels disposed of in the third quarter of 2006, four hotels disposed of in the second quarter of 2006, eight hotels disposed of in the first quarter of 2006 and 19 hotels disposed of in 2005. Condensed financial information for the hotels included in discontinued operations is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating revenue	$32,268	$81,019	$204,494	$343,492
Operating expenses	31,891	341,604	200,958	593,211
Operating income (loss)	377	(260,585)	3,536	(249,719)
Direct interest costs, net	(259)	(757)	(1,206)	(10,203)
Gain on sale of hotels, net of income tax	25,902	2,501	41,222	11,736
Gain on sale of land	1,958	-	1,958	317
Debt extinguishment	(1,071)	(8,353)	(1,311)	(5,815)
Minority interests	(877)	20,027	(1,719)	18,985
Income (loss) from discontinued operations	26,030	(247,167)	42,480	(234,699)
Depreciation, net of minority interest	2,548	8,869	15,451	37,501
Minority interest in FelCor LP	569	(11,349)	903	(10,776)
Interest expense, net of minority interest	241	748	1,168	10,191
EBITDA from discontinued operations	29,388	(248,899)	60,002	(197,783)
Gain on sale of hotels, net of income tax and minority interests	(25,902)	(2,501)	(40,650)	(11,736)
Impairment loss, net of minority interests	1,332	255,915	15,547	257,7755
Debt extinguishment, net of minority interests	1,069	8,353	1,285	5,815
Abandoned projects	79	-	79	-
Asset disposition costs	-	-	-	1,300
Adjusted EBITDA from discontinued operations	$5,966	$12,868	$36,263	$55,371

Selected Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2006	2005
Investment in hotels	$2,656,571	$3,338,881
Accumulated depreciation	(612,286)	(754,502)
Investments in hotels, net of accumulated depreciation	$2,044,285	$2,584,379

Total cash and cash equivalents	$124,179	$94,564
Total assets	$2,583,249	$2,920,263
Total debt	$1,369,153	$1,675,280
Total stockholders’ equity	$1,010,931	$1,031,793

At December 31 2006, we had an aggregate of 62,052,183 shares of FelCor common stock and 1,355,016 limited partnership units of FelCor Lodging Limited Partnership outstanding.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Debt Summary

(dollars in thousands)

	Encumbered Hotels	Interest Rate at December 31, 2006	Final Maturity	Consolidated Debt
Line of credit(a)	none	L + 1.75	January 2009	$-
Senior term notes	none	8.50	June 2011	298,911
Senior term notes	none	L + 1.875	December 2011	215,000
Total line of credit and senior debt				513,911

Mortgage debt	12 hotels	L + 0.93	November 2011(b)	250,000
Mortgage debt	8 hotels	6.56	July 2009 - 2014	97,553
Mortgage debt	7 hotels	7.32	March 2009	124,263
Mortgage debt	8 hotels	8.70	May 2010	169,438
Mortgage debt	7 hotels	8.73	May 2010	122,578
Mortgage debt	1 hotel	L + 2.85	August 2008	15,500
Mortgage debt	1 hotel	5.81	July 2016	12,861
Other	1 hotel	9.17	August 2011	4,452
Construction loan(c)	-	L + 2.00	October 2007	58,597
Total mortgage debt	45 hotels			855,242

				$1,369,153

(a)

We have a borrowing capacity of $125 million on our line of credit. The interest on this line can range from 175 to 225 basis points over LIBOR based on our leverage ratio as defined in our line of credit agreement.

(b)	This maturity date assumes three, one-year extension options extending the maturity of this debt from 2008 to 2011, are exercised by us.
(c)

We have a recourse construction loan facility for the development of a 184-unit condominium project in Myrtle Beach, South Carolina. The interest on this facility is being capitalized as part of the cost of the project. We have pre sold approximately 98 percent of these condominiums and expect to start repaying the construction loan as the units sales are finalized, beginning in the second quarter of 2007.

Weighted average interest at December 31, 2006	7.62%
Fixed interest rate debt to total debt at December 31, 2006	60.6%
Weighted average maturity of debt at December 31, 2006	5 years
Mortgage debt to total assets at December 31, 2006	33.1%

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Non-GAAP Financial Measures

We refer in this release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

(in thousands, except per share and unit data)

	Three Months Ended December 31,
	2006			2005
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income (loss)	$10,986			$(265,210)
Preferred dividends	(9,691)			(9,679)
Net income (loss) applicable to common stockholders	1,295	61,268	$0.02	(274,889)	59,453	$(4.62)
Depreciation, continuing operations	24,483	-	0.40	21,733	-	0.37
Depreciation, unconsolidated entities and discontinued operations	5,533	-	0.09	11,579	-	0.19
Gain on sale of hotels, net of income tax	(25,902)	-	(0.43)	(2,501)	-	(0.04)
Minority interest in FelCor LP	28	1,355	0.01	(12,623)	2,763	(0.03)
Conversion of options and unvested restricted stock	-	371	-	-	-	-
FFO	5,437	62,994	0.09	(256,701)	62,216	(4.13)
Impairment loss, discontinued operations	1,332	-	0.02	255,915	-	4.11
Abandoned projects	112	-	-	265	-	0.01
Debt extinguishment loss	15,786	-	0.25	13,839	-	0.22
Gain on swap termination	(1,715)	-	(0.03)	-	-	-
Unvested restricted stock	-	-	-	-	787	-
Adjusted FFO	$20,952	62,994	$0.33	$13,318	63,003	$0.21

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

(in thousands, except per share and unit data)

	Year Ended December 31,
	2006			2005
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income (loss)	$51,045			$(251,615)
Preferred dividends	(38,713)			(39,408)
Issuance costs of redeemed preferred stock	-			(6,522)
Net income (loss) applicable to common stockholders	12,332	60,734	$0.20	(297,545)	59,436	$(5.01)
Depreciation, continuing operations	94,579	-	1.56	84,448	-	1.42
Depreciation, unconsolidated entities and discontinued operations	26,911	-	0.44	47,759	-	0.80
Gain on sale of hotels, net of income tax	(40,650)	-	(0.67)	(12,124)	-	(0.20)
Minority interest in FelCor LP	279	1,864	(0.04)	(13,677)	2,778	(0.08)
Conversion of options and unvested restricted stock	-	327	-	-	-	-
FFO	93,451	62,925	1.49	(191,139)	62,214	(3.07)
Issuance costs of redeemed preferred stock	-	-	-	6,522	-	0.10
Impairment loss, discontinued operations	15,547	-	0.24	257,775	-	4.14
Abandoned projects	112	-	-	265	-	0.01
Asset disposition	-	-	-	1,300	-	0.01
Debt extinguishment loss	17,472	-	0.28	11,300	-	0.18
Gain on swap termination	(1,715)	-	(0.03)	-	-	-
Unvested restricted stock	-	-	-	-	647	-
Adjusted FFO	$124,867	62,925	$1.98	$86,023	62,861	$1.37

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Same-Store EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income (loss)	$10,986	$(265,210)	$51,045	$(251,615)
Depreciation, continuing operations	24,483	21,733	94,579	84,448
Depreciation, unconsolidated entities and discontinued operations	5,533	11,579	26,911	47,759
Minority interest in FelCor Lodging LP	28	(12,623)	279	(13,677)
Interest expense	25,538	32,646	114,909	125,707
Interest expense, unconsolidated entities and discontinued operations	2,104	2,349	7,657	16,949
Amortization expense	741	733	5,080	2,904
EBITDA	69,413	(208,793)	300,460	12,475
Gain on sale of hotels, net of income tax	(25,902)	(2,501)	(40,650)	(12,124)
Impairment loss, discontinued operations	1,332	255,915	15,547	257,775
Abandoned projects	112	265	112	265
Asset disposition costs	-	-	-	1,300
Debt extinguishment loss	15,786	13,839	17,472	11,300
Gain on swap termination	(1,715)	-	(1,715)	-
Adjusted EBITDA	59,026	58,725	291,226	270,991
Adjusted EBITDA from discontinued operations	(5,966)	(12,868)	(36,263)	(55,371)
Same-Store EBITDA	$53,060	$45,857	$254,963	$215,620

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Reconciliation of Adjusted EBITDA to Hotel EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Adjusted EBITDA	$59,026	$58,725	$291,226	$270,991
Retail space rental and other revenue	(10)	(23)	(79)	(1,506)
Adjusted EBITDA from discontinued operations	(5,966)	(12,868)	(36,263)	(55,371)
Equity in income from unconsolidated subsidiaries (excluding interest and depreciation expense)	(7,139)	(6,637)	(31,309)	(28,859)
Minority interest in other partnerships (excluding interest and depreciation expense)	51	(141)	(215)	264
Consolidated hotel lease expense	15,190	13,695	61,054	54,689
Unconsolidated taxes, insurance and lease expense	(1,377)	(1,019)	(6,273)	(5,881)
Interest income	(1,517)	(1,455)	(4,042)	(4,039)
Corporate expenses (excluding amortization expense)	4,037	4,184	18,228	16,121
Hurricane loss	-	4,172	-	6,481
Loss (gain) on sale of other assets	-	-	92	(80)
Hotel EBITDA	$62,295	$58,633	$292,419	$252,810

Reconciliation of Net Income (Loss) to Hotel EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income (loss)	$10,986	$(265,210)	$51,045	$(251,615)
Discontinued operations	(26,030)	247,167	(42,480)	234,699
Equity in income from unconsolidated entities	(1,829)	(1,941)	(11,537)	(10,169)
Minority interests	(867)	(1,799)	(2,508)	(4,310)
Consolidated hotel lease expense	15,190	13,695	61,054	54,689
Unconsolidated taxes, insurance and lease expense	(1,377)	(1,019)	(6,273)	(5,881)
Interest expense, net	24,021	31,191	110,867	121,668
Charge-off of deferred financing costs	2,599	1,448	3,562	1,448
Early extinguishment of debt	12,033	4,037	12,471	4,037
Gain on swap termination	(1,715)	-	(1,715)	-
Corporate expenses	4,778	4,917	23,308	19,025
Hurricane loss	-	4,172	-	6,481
Depreciation	24,483	21,733	94,579	84,448
Abandoned projects	33	265	33	265
Loss (gain) on sale of assets	-	-	92	(469)
Retail space rental and other revenue	(10)	(23)	(79)	(1,506)
Hotel EBITDA	$62,295	$58,633	$292,419	$252,810

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Hotel EBITDA and Hotel EBITDA Margin

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total revenue	$232,902	$222,655	$991,038	$914,655
Retail space rental and other revenue	(10)	(23)	(79)	(1,506)
Hotel operating revenue	232,892	222,632	990,959	913,149
Hotel operating expenses	(170,597)	(163,999)	(698,540)	(660,339)
Hotel EBITDA	$62,295	$58,633	$292,419	$252,810
Hotel EBITDA margin	26.7%	26.3%	29.5%	27.7%

Reconciliation of Ratio of Operating Income to Total Revenue to Hotel EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Ratio of operating income to total revenue	8.2%	8.6%	12.1%	11.1%
Retail space rental and other revenue	-	-	-	(0.1)
Unconsolidated taxes, insurance and lease expense	(0.6)	(0.5)	(0.6)	(0.6)
Consolidated hotel lease expense	6.5	6.2	6.2	6.0
Corporate expenses	2.1	2.2	2.3	2.1
Depreciation	10.5	9.8	9.5	9.2
Hotel EBITDA margin	26.7%	26.3%	29.5%	27.7%

Hotel Operating Expense Composition

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Reconciliation of total operating expense to hotel operating expense:
Total operating expenses	$213,704	$203,590	$871,241	$812,885
Unconsolidated taxes, insurance and lease expense	1,377	1,019	6,273	5,881
Consolidated hotel lease expense	(15,190)	(13,695)	(61,054)	(54,689)
Corporate expenses	(4,778)	(4,917)	(23,308)	(19,025)
Abandoned projects	(33)	(265)	(33)	(265)
Depreciation	(24,483)	(21,733)	(94,579)	(84,448)
Hotel operating expenses	$170,597	$163,999	$698,540	$660,339
	69,713
Supplemental information:
Compensation and benefits expense (included in hotel operating expenses)	$69,713	$68,629	$281,711	$273,478

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

Reconciliation of Forecasted Net Income to Forecasted FFO, Adjusted FFO, EBITDA

and Adjusted EBITDA

(in millions, except per share and unit data)

	First Quarter 2007 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$13		$14
Preferred dividends	(10)		(10)
Net income applicable to common stockholders	3	$0.05	4	$0.07
Gain on sale of assets	(6)		(6)
Depreciation	30		30
FFO and Adjusted FFO	$27	$0.42	$28	$0.44

Net income	$13		$14
Depreciation	30		30
Interest expense	25		25
Amortization expense	1		1
EBITDA	69		70
Gain on sale of hotels	(6)		(6)
Adjusted EBITDA	$63		$64

	Full Year 2007 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$96		$103
Preferred dividends	(39)		(39)
Net income applicable to common stockholders	57	$0.94	64	$1.04
Gain on sale of assets	(31)		(31)
Depreciation	117		117
Minority interest in FelCor LP	2		2
FFO and Adjusted FFO	$145	$2.30	$152	$2.40

Net income	$96		$103
Depreciation	117		117
Interest expense	105		105
Minority interest in FelCor LP	2		2
Amortization expense	4		4
EBITDA	324		331
Gain on sale of assets	(31)		(31)
Adjusted EBITDA	$293		$300

(a)	Weighted average shares and units are 63.1 million.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

                Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

FFO and EBITDA

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Adjustments to FFO and EBITDA

We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, Adjusted EBITDA and Same-Store EBITDA, when combined with GAAP net income, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.

•

Gains and losses related to early extinguishment of debt and interest rate swaps – We exclude gains and losses related to early extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

•

Impairment losses – We exclude the effect of impairment losses and gains or losses on disposition of assets in computing Adjusted FFO and Adjusted EBITDA because we believe that including these is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, we believe that impairment charges and gains or losses on disposition of assets represent accelerated depreciation, or excess depreciation, and depreciation is excluded from FFO by the NAREIT definition and from EBITDA.

•	Cumulative effect of a change in accounting principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of assets because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

To derive Same-Store EBITDA, we make the same adjustments to EBITDA as for Adjusted EBITDA and, additionally, exclude EBITDA from discontinued operations and gains and losses from the disposition of non-hotel related assets.

Hotel EBITDA and Hotel EBITDA Margin

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, these measures facilitate comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information with respect to the ongoing operating performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization, even though they are property-level expenses, because we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminish predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.

Limitations of Non-GAAP Measures

The use of these non-GAAP financial measures has certain limitations. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation and interest or capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

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FelCor Lodging Trust 2006 Operating Results

February 21, 2007

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per share, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA or Same-Store EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on any single financial measure.

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